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                                                                    EXHIBIT 99.1
[CROSS TIMBERS OIL COMPANY NEWS RELEASE LETTERHEAD]
NUMBER:  98-19

             CROSS TIMBERS OIL PLANS TO DISTRIBUTE ROYALTY TRUSTS;
                        ADOPTS STOCKHOLDER RIGHTS PLAN

     FORT WORTH, TX (AUGUST 26, 1998) - Cross Timbers Oil Company (NYSE-XTO) today announced that it plans to begin the systematic distribution of royalty trusts to its stockholders beginning no later than early in the year 2000. The Company also adopted a stockholder rights plan.

     "We plan to attain our goals for 1999 of $4.00 cash flow per share and 36 Mcfe per share," stated Bob R. Simpson, Cross Timbers' Chairman and CEO. "After achieving those goals, our size will make growing at our historic rate increasingly more difficult. In order to continue our outstanding growth after 1999 and to unlock the intrinsic value of our premium oil and gas assets, we plan to systematically distribute selected assets affecting 30 to 40% of the Company's total assets in the form of royalty trusts beginning no later than early in the year 2000. Capital structure decisions and operating strategies over the coming months will be consistent with this plan.

     "We believe that long-lived oil and gas reserves with significant upside potential and name recognition achieve optimum capitalization rates when held in the form of publicly traded royalty trusts," Simpson added. "Management has previously formed three royalty trusts: the San Juan Basin Royalty Trust, the Permian Basin Royalty Trust and Cross Timbers Royalty Trust. All of these trusts are listed on the NYSE and continue to trade at premiums to exploration and production companies.

     "Our Board believes that the Company's premium quality oil and gas assets are significantly undervalued and that this plan will achieve values in excess of double our current stock price," Simpson concluded.

     The Company's Board of Directors also approved the declaration of a dividend distribution of one Preferred Share Purchase Right on each outstanding share of its Common Stock. Each Right will entitle shareholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $80. The Rights will be exercisable if a person or group hereafter acquires 15% or more of the Common Stock of the Company or announces a tender offer for 15% or more of the Common Stock. The Board of Directors will be entitled to redeem the Rights at one cent per Right at any time before any such person hereafter acquires 15% or more of the outstanding Common Stock.


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CROSS TIMBERS OIL PLANS TO DISTRIBUTE ROYALTY TRUSTS; ADOPTS STOCKHOLDER RIGHTS
PLAN

     The Rights are not being distributed in response to any specific effort to acquire the Company. The Rights are designed to assure that all shareholders of the Company receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of the Company without paying all shareholders a fair price.

     If a person hereafter acquires 15% or more of the outstanding Common Stock of the Company, each Right will entitle its holder to purchase, at the Right's exercise price, a number of shares of Common Stock having a market value at that time of twice the Right's exercise price. Rights held by the 15% holder will become void and will not be exercisable to purchase shares at the bargain purchase price. If the Company is acquired in a merger or other business combination transaction after a person acquires 15% or more of the Company's Common Stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

     The dividend distribution will be payable to shareholders of record on September 15, 1998. The Rights will expire in ten years. The Rights distribution is not taxable to shareholders.

     Cross Timbers Oil Company is engaged in the acquisition, exploitation and development of quality, long-lived producing oil and gas properties. The Company, whose predecessors were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, Oklahoma, Kansas, New Mexico and Wyoming.


CONTACT:   LOUIS G. BALDWIN
           SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
           CROSS TIMBERS OIL COMPANY
           (817)  870-2800

This release can be found at the Company Web site at WWW.CROSSTIMBERS.COM

     Statements concerning future production, development expenditures, market values and cash flow are forward-looking statements. These statements are based on assumptions concerning commodity prices, drilling results and production costs that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Further information is available in the Company's filings with the Securities and Exchange


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CROSS TIMBERS OIL PLANS TO DISTRIBUTE ROYALTY TRUSTS; ADOPTS STOCKHOLDER RIGHTS
PLAN

Commission, which are incorporated by this reference as though fully set forth herein.